Exhibit 11

CoreLogic Shareholders Overwhelmingly Elect Senator and Cannae Nominees to Board

More Than 86% of All Votes Cast Were to Add Senator and Cannae Nominees W. Steve Albrecht,

Wendy Lane and Henry W. “Jay” Winship to the CoreLogic Board

Vote Results Represent Clear Mandate for CoreLogic to Promptly Run a Legitimate Process and Sell to

the Highest Bidder

Senator and Cannae Plan to Remain Significant Shareholders and Hold CoreLogic to Account if Sales

Process Is Not Managed to Maximize Value

All Three Leading Proxy Advisory Firms – ISS, Glass Lewis and Egan-Jones – Supported Senator and

Cannae’s Directors

NEW YORK & LAS VEGAS, November 17, 2020 – Senator Investment Group LP (“Senator”) and Cannae Holdings, Inc. (NYSE: CNNE), (“Cannae”), today announced that, based on the preliminary report provided by its proxy solicitor, shareholders have overwhelmingly voted to remove CoreLogic, Inc.’s (“the Company”) (NYSE:CLGX) longest tenured directors: J. David Chatham, David F. Walker and Thomas O’Brien, and replace them with Senator and Cannae nominees W. Steve Albrecht, Wendy Lane and Henry W. “Jay” Winship.

According to the preliminary analysis, more than 86% of the votes cast by shareholders supported adding the three Senator and Cannae directors to the Board.1 Notably, approximately 50% of the shares cast voted for the removal of CoreLogic Chairman Paul Folino.

Quentin Koffey, Partner, Senator Investment Group, LP stated, “Today’s vote is a clear mandate from shareholders for CoreLogic’s Board to promptly engage in good faith with all bidders for the Company and to maximize value. We are confident that Steve, Wendy, and Jay will bring important perspectives and experience to the boardroom, as they help oversee a process to ensure the best possible outcome for shareholders.

We are extremely grateful for the strong support expressed by our fellow shareholders, as well as all three leading proxy advisory services. We hope that today’s vote is enough to ensure that going forward, CoreLogic’s Board acts with the best interests of all shareholders in mind. However, we are committed to remaining significant shareholders and we will not hesitate to use all options available to us to hold the Board accountable if need be.”

Visit www.UnlockingCoreLogic.com for more information.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, changes in the financial markets and changes in the conditions resulting from the outbreak of a pandemic such as the novel COVID-19 (“COVID-19”); the overall impact of the outbreak of COVID-19 and measures to curb its spread, including the effect of governmental or voluntary mitigation measures such as business shutdowns, social distancing, and stay-at-home orders; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; risks associated with our split-off from Fidelity National Financial, Inc., including limitations on our strategic and operating flexibility related to the tax-free nature of the split-off and the Investment Company Act of 1940; and risks and uncertainties related to the success of our externalization.

This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Cannae’s Form 10-Q, 10-K and other filings with the Securities and Exchange Commission.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities or a recommendation to buy or sell any securities.

[1]	All calculations and vote tally are approximate and based on preliminary analysis.

Investor Contact:

D.F. King & Co., Inc.

Edward McCarthy / Geoffrey Weinberg

emccarthy@dfking.com / gweinberg@dfking.com

(212) 269-5550

Media Contact:

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com